UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Anticipated Date of Estimated Value Per Share
On February 14, 2014, the board of directors of KBS Strategic Opportunity REIT, Inc. (the “Company”) met to discuss the timing and process for determining an estimated value per share not based on the price to acquire a share in the primary portion of the Company’s initial public offering (the “Estimated Value Per Share”). The Company expects the Estimated Value Per Share to be determined, approved and publicly disclosed on or about March 27, 2014.
Approval and Temporary One-Month Suspension of Fourth Amended and Restated Share Redemption Program
In connection with the upcoming determination of the Estimated Value Per Share, on February 14, 2014, the board of directors of the Company also approved a Fourth Amended and Restated Share Redemption Program (the “Fourth SRP”) to replace the current Third Amended and Restated Share Redemption Program (the “Third SRP”). The material changes made in the Fourth SRP are discussed below. The Fourth SRP will become effective 30 days after the filing of this Current Report on Form 8-K, or on March 20, 2014. A copy of the full Amended SRP is filed as Exhibit 99.1 to this Current Report on Form 8-K.
The board of directors believes that, following the adoption and disclosure of the Estimated Value Per Share, which is expected to occur on or about March 27, 2014, it is important to allow stockholders sufficient time to make decisions about redemption requests. Accordingly, the Fourth SRP will be temporarily suspended for one month in connection with the disclosure of the Estimated Value Per Share. Specifically, the Fourth SRP will be suspended with respect to redemptions that would normally occur on the last business day of March 2014, with all such redemption requests to be retained and, unless withdrawn, considered submitted for redemption on the last business day of April 2014. This temporary one-month suspension will not affect the amount of redemptions that are permitted under the Fourth SRP.
All redemption requests received by February 21, 2014 will be eligible for redemption pursuant to the terms of the Third SRP on February 28, 2014. All redemption requests received after February 21, 2014 will be eligible for redemption pursuant to the terms of the Fourth SRP on April 30, 2014. As stated above, we expect the Estimated Value Per Share to be determined and publicly disclosed on or about March 27, 2014, which will affect the redemption prices that stockholders receive under the Fourth SRP.
The following is a summary of the material changes made in the Fourth SRP:
The Fourth SRP provides that, except for redemptions made upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” the prices at which the Company will redeem shares are as follows:

•	92.5% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least one year;

•	95.0% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least two years;

•	97.5% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least three years; and

•	100% of the Company’s most recent estimated value per share as of the applicable redemption date for those shares held for at least four years.
Until the Company announces in a public filing with the Securities and Exchange Commission (the “SEC”) its establishment of an estimated value per share that is not based on the price to purchase a share of the Company’s common stock in a primary public offering, the estimated value per share will be $10.00 for purposes of the foregoing prices.
The Fourth SRP also provides that the time period during which a stockholder will be deemed to have held each share begins as of the date the stockholder acquired such share; provided, that shares purchased pursuant to the Company’s dividend reinvestment plan will be deemed to have been acquired on the same date as the initial share to which the dividend reinvestment plan share relates. The date of the share’s original issuance by the Company is not determinative. Shares owned by a stockholder may be redeemed at different prices depending on how long the stockholder has held each share submitted for redemption.

The Fourth SRP also amends the provisions related to the limitation of redemptions to the amount of net proceeds from the sale of shares under the Company’s dividend reinvestment plan during the prior calendar year. First, the Company may increase or decrease this funding limit, without amending the Fourth SRP, by providing ten business days’ notice to its stockholders. Notice may be provided to stockholders (a) in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to stockholders. Second, redemption requests in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” will now be satisfied first from the funds available from the net proceeds from the sale of shares under the Company’s dividend reinvestment plan during the prior calendar year.  During any calendar year, once the Company has redeemed shares under the Fourth SRP, including shares redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,”  such that the amount of remaining funds available for redemption of additional shares in that calendar year is $1.0 million,  such remaining $1.0 million shall be reserved exclusively for shares being redeemed in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence.” The Fourth SRP continues to include other limitations, including that during any calendar year, in no event may the Company redeem more than 5% of the weighted-average number of shares outstanding during the prior calendar year.
The Fourth SRP provides that, in the event of a suspension of the Fourth SRP, the Company will treat all unsatisfied redemption requests as requests for redemption on the next date upon which shares may be redeemed after the Fourth SRP is no longer suspended.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description

99.1	Fourth Amended and Restated Share Redemption Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: February 18, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer